EXHIBIT 10.1

AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT

This Amendment No. 2 to Loan and Security Agreement (this “Amendment”) is made on December 13, 2010 (“Effective Date”) by and among COMERICA BANK, a Texas banking association (“Bank”), and SIGNATURE EYEWEAR, INC., a California corporation (“Borrower”).

Borrower and Bank entered into a Loan and Security Agreement dated September 14, 2007, as amended by Amendment No. 1 to Loan and Security Agreement dated December 15, 2009 (“Loan Agreement”) providing terms and conditions governing certain loans and other credit accommodations extended by Bank to Borrower (“Indebtedness”).  Borrower and Bank have agreed to amend the terms of the Loan Agreement as provided in this Amendment.

Accordingly, Borrower and Bank agree as follows:

1.   Capitalized Terms.  In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Loan Agreement.

2.   Amendments.  The Loan Agreement is amended as follows:

(a) The reference to CREDIT LIMIT $4,000,000 appearing at the top of the first page of the Loan Agreement shall be deleted and replaced with CREDIT LIMIT $3,500,000.

(b) The following terms, which are defined in the Loan Agreement, are given the following amended definitions:

“Borrowing  Base" shall mean the sum of: (1) the Account Advance Rate of the net amount of Eligible Accounts after deducting therefrom the reserve for authorized returns not yet credited and all payments, adjustments and credits applicable thereto; (2) the Inventory Advance Formula; and (3) one hundred percent (100%) of the stated amount of the Support Letter of Credit.  Anything contained in the foregoing to the contrary notwithstanding, Bank may adjust the Borrowing Base percentages and the definition of Eligible Accounts and Eligible Inventory, in each case as provided for under subsection 6.7 hereof.

"Credit Limit" shall mean Three Million Five Hundred Thousand Dollars ($3,500,000).

“Eligible Inventory” shall mean Borrower’s Inventory that (a) consists of finished goods (i.e., frames or eyeglass cases), (b) is less than 365 days old, (c) is located in the United States of America and (d) is designated by Borrower in a Designation of Inventory or Certification of Borrowing Base, in form customarily used by Bank, executed and delivered by Borrower concurrently with any request for an Advance; provided, however, that no Bebe Inventory shall be included in Eligible Inventory after June 29, 2011.

“Inventory Advances” shall mean Advances that are based upon Eligible Inventory.

“LIBOR” shall mean the rate per annum (rounded upward if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =                      LIBOR Base
100% - LIBOR Reserve Percentage

provided, however, in no event and at no time shall LIBOR be less than three quarters of one percent (0.75%) percent per annum.

“LIBOR Option” shall mean a rate equal to two and three quarters (2.75%) percent above Bank’s LIBOR.

“Prime Referenced Rate Option” shall mean a rate equal to three quarters of one percent (0.75%) above the Prime Referenced Rate.

(c) The following terms and their respective definitions are hereby added to Section 1 of the Loan Agreement in their respective alphabetical order:

“Bebe Inventory” means Borrower’s Inventory licensed to Borrower (or formerly licensed to Borrower) by Bebe Stores, Inc.

“Inventory Advance Formula” shall mean the lesser of (a) the Inventory Advance Maximum and (b) thirty five percent (35%) of the lower of cost or market value of Borrower's Eligible Inventory, and as may be adjusted by Bank, in Bank's discretion, for age and seasonality or other factors affecting the value of the Eligible Inventory.

“Inventory Advance Maximum” shall mean Seven Hundred and Fifty Thousand Dollars ($750,000).

“Pre-Tax Income (Quarterly)” shall mean the Pre-Tax Income for Borrower calculated as of the end of each fiscal quarter of Borrower.

“Pre-Tax Income (Rolling)” shall mean the Pre-Tax Income for Borrower calculated on a rolling two quarter basis.

(d) The following term and its definition are deleted from Section 1 of the Loan Agreement:

“Inventory Sublimit”

(e) Section 2.4 of the Loan Agreement is amended and restated in its entirety as follows:

“Borrower shall pay to Bank:

(a)
an unused fee in an amount equal to 0.15% per annum on the average daily excess of (i) the unused Credit Limit over (ii) the sum of Letter of Credit Obligations and the principal amount of Advances outstanding, which shall be due and payable in arrears on the last day of each fiscal quarter of Borrower during the effectiveness of this Agreement, and which shall be fully earned and non-refundable on the date for payment thereof. In the event that this Agreement is terminated prior to any such payment date, Borrower shall pay to Bank the ratable portion of the unused commitment fee accrued since the last payment date through any such termination date; and

(b)
a non-refundable renewal fee equal to 0.15% per annum of the Credit Limit, which shall be due and payable in arrears on the last day of each fiscal quarter of Borrower during the effectiveness of this Agreement and at maturity for any amounts accrued but unpaid and which shall be fully earned and non-refundable on the date for payment thereof.”

(f) The first sentence of Section 3.1 of the Loan Agreement is amended and restated in its entirety as follows:

“3.1           This Agreement shall remain in full force and effect until December 1, 2012 unless earlier terminated by notice by Borrower or by Bank pursuant to Section 8.1.”

(g) The last sentence of Section 6.6 of the Loan Agreement is amended and restated as follows:

“Notwithstanding anything to the contrary in this Section 6.6, Borrower may make Capital Expenditures in an aggregate amount that is not greater than One Hundred Thousand Dollars ($100,000) in any fiscal year.”

(h) Section 6.17 a. of the Loan Agreement is amended and restated in its entirety as follows:

“a.          as of the end of each fiscal quarter during the periods specified below, Pre-Tax Income (Quarterly) of not less than:

(A)          $1 as of October 31, 2010 and January 31, 2011; and

(B)          $75,000 as of April 30, 2011 and the last day of each fiscal quarter thereafter.”

(i) Section 6.17 c of the Loan Agreement is amended and restated in its entirety as follows:

“c.           a Leverage Ratio of not more than 2.85:1.00 as of the last day of each fiscal quarter, commencing with the fiscal quarter ending October 31, 2010.”

(j) The following provision is added as new Section 6.17 d:

“a.          as of the end of each fiscal quarter during the periods specified below, Pre-Tax Income (Rolling) of not less than:

(A)          $75,000 as of April 30, 2011

(B)          $150,000 as of July 31, 2011 and October 31, 2011;

(C)          $175,000 as January 31, 2012; and

(D)          $200,000 as of April 30, 2012 and the last day of each fiscal quarter thereafter.

(k) Exhibit A to the Loan Agreement (Form of Compliance Certificate) shall be amended and replaced with Exhibit A attached to this Amendment.

3.   Representations.  Borrower represents and agrees that:

(a) Except as expressly modified in this Amendment, (i) the representations and warranties set forth in the Loan Agreement and in each related document, agreement, and instrument remain true and correct in all respects, except to the extent that they expressly speak as of a specific prior date, and (ii) the covenants set forth in the Loan Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

(b) When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrower enforceable in accordance with its terms.

(c) The Articles of Incorporation, Bylaws and Corporate Resolutions and Incumbency Certificate delivered to Bank on or about September 14, 2007 remain in full force and effect, have not been amended, repealed or rescinded in any respect and may continue to be relied upon by Bank until written notice to the contrary is received by Bank, and Borrower continues to be in good standing under the laws of the State of California.

(d) There is no default continuing under the Loan Agreement, or any related document, agreement, or instrument, and no event has occurred or condition exists that is or, with the giving of notice or lapse of time or both, would be such a default.

4.   Conditions Precedent.  The effectiveness of this Amendment is subject to Bank’s receipt of all of the following:

(a) this Amendment and such other agreements and instruments reasonably requested by Bank pursuant hereto (including such documents as are necessary to create and perfect Bank’s interest in the Collateral), each duly executed by Borrower;

(b) payment of all bank fees and expenses incurred through the date of this Amendment; and

(c) such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.

5.   No Other Changes.  Except as specifically provided in this Amendment, it does not vary the terms and provisions of any note, mortgage, security agreement, or other document, instrument, or agreement evidencing, securing or relating to the Indebtedness or the Loan Agreement (“Loan Documents”).  This Amendment shall not impair the rights, remedies, and security given in and by the Loan Documents.  The terms of this Amendment shall control any conflict between its terms and those of the Loan Agreement.

6.   Ratification.  Except for the modifications under this Agreement, the parties ratify and confirm the Loan Agreement and the Loan Documents and agree that they remain in full force and effect.

7.   Further Modification; No Reliance.  This Amendment may be altered or modified only by written instrument duly executed by Borrower and Bank.  In executing this Amendment, Borrower is not relying on any promise or commitment of Bank that is not in writing signed by Bank.

8.   Successors and Assigns.  This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

9.   Governing Law.  The parties agree that the terms and provisions of this Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

10.   No Defenses.  Borrower acknowledges, confirms, and warrants to Bank that as of the date hereof Borrower has absolutely no defenses, claims, rights of set-off, or counterclaims against Bank under, arising out of, or in connection with, this Amendment, the Loan Agreement, the Loan Documents and/or the individual advances under the Indebtedness, or against any of the indebtedness evidenced or secured thereby.

11.   Expenses.  Borrower shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Bank incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.

12.   Counterparts.  This Amendment may be executed in one or more counterparts, and by separate parties on separate counterparts, all of which shall constitute one and the same agreement.

[end of amendment – signature page follows]

This Amendment No. 2 to Loan and Security Agreement is executed and delivered as of the Effective Date.

SIGNATURE EYEWEAR, INC. By: /s/ Michael Prince Michael Prince Its: Chief Executive Officer
COMERICA BANK By: /s/ Richard D. Maestas Richard D. Maestas Its: First Vice President

EXHIBIT A
COMPLIANCE CERTIFICATE

Please send all Required Reporting to:	Comerica Bank 301 E. Ocean Blvd. Ste. 1800 MC 4444 Long Beach, CA 90802 Attn.: _______________

FROM:   SIGNATURE EYEWEAR, INC.

The undersigned authorized Officer of SIGNATURE EYEWEAR, INC. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the Agreement), (i) Borrower is in complete compliance for the period ending ________________ with all required covenants, except as noted below, and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

REPORTING COVENANTS	REQUIRED	COMPLIES

Consolidated Financial Statements	Monthly, within 35 days	YES	NO
Consolidated Financial Statements	Quarterly, within 45 days	YES	NO
Audited Consolidated Financial Statements	Annually, within 120 days	YES	NO
A/R Aging	20th day of each calendar month	YES	NO
A/P Aging	20th day of each calendar month	YES	NO
Inventory Report	20th day of each calendar month	YES	NO
Borrowing Base Certificate	20th day of each calendar month	YES	NO
Financial Projections	Annually, within 60 days after FYE	YES	NO

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES

TO BE TESTED QUARTERLY

Minimum Pre-Tax Income (Quarterly)	$_____________	$_____________	YES	NO

Minimum Pre-Tax Income (Rolling)	$_____________	$_____________	YES	NO

Maximum Leverage Ratio	2.85:1.00	__________:1.00	YES	NO

Minimum Quick Ratio	0.33:1.00	__________:1.00	YES	NO

YTD Capital Expenditures	$100,000 annually	$_____________	YES	NO

Please Enter Below Comments Regarding Covenant Violations:

The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Very truly yours,
SIGNATURE EYEWEAR, INC.	BANK USE ONLY

Rec’d by:
Authorized Signer	Date:
Reviewed By:
Date:
Name:	Financial Compliance Status: YES / NO

Title: